Exhibit 21



                              List of Subsidiaries

1.       Summit Insured Equity L.P., a Delaware limited partnership.

2.       Summit Insured Equity L.P. II, a Delaware limited partnership.

3. Aegis Realty Operating Partnership, L.P., a Delaware limited partnership.